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                                                                    Exhibit 99.1


                          DIRECTOR COMPENSATION POLICY
            FOR NON-EMPLOYEE DIRECTORS OF KING PHARMACEUTICALS, INC.

           AS APPROVED BY THE BOARD OF DIRECTORS ON FEBRUARY 13, 2004
               AND AMENDED ON JULY 22, 2005 AND FEBRUARY 22, 2006



       Retainer*                                                $30,000 annually
       Board Meeting Fees                                     $1,500 per meeting
       Committee Meeting Fees                                 $1,200 per meeting
       Other hourly fee                                          $250 per hour**
       Non-Executive Chairman of the Board Retainer            $120,000 annually
       Audit Chair Retainer*                                    $10,000 annually
       Other Chair Retainer*                                     $6,000 annually
       Committee Member Retainer*                                $4,000 annually
       Continuing Education Expenses           Reasonable and customary expenses
                                                         (up to 3 days per year)
       Personal use of corporate aircraft                10 hours of flight time
                                                                     annually***
       Annual Grant of Restricted Stock                   $100,000 market value,
                                                     restricted stock units ****


Compensation to be received by each director pursuant to this policy may be deferred in accordance with the King Pharmaceuticals, Inc. Non-Employee Directors' Deferred Compensation Plan.

* Fees are to be paid at the end of each quarter for service during that quarter. Fees for service during part of a quarter will be pro rated.

** For extraordinary Board-related service for which compensation is not otherwise received. Each payment related thereto must be approved in writing by the Compensation and Human Resources Committee upon receipt of documentation of time spent.

***(1)  Flight time will accrue only while the director is on board.

   (2) 10 hours are available per calendar year and do not accumulate from one year to the next.

   (3) Use is limited to flights for which the primary purpose is King's business. The


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        aircraft flight shall not be for purely personal purposes.

   (4) Usage will be treated as compensation to the director as may be required by the Internal Revenue Code.

   (5) Reports of aircraft usage by non-employee directors will be provided not less than annually to the Compensation and Human Resources Committee.

**** Awarded once annually through the King Pharmaceuticals, Inc. Incentive Plan. By resolution of the Board on February 13, 2004, as amended on February 21, 2006, restricted stock units related to King's common stock, having a value of $100,000 at the time of grant (based upon the current market price of the common stock) are automatically granted to each non-employee director on April 30 of each year, or if April 30 falls on a weekend or holiday, on the first business day immediately preceding April
       30. Restricted stock units so granted have a restricted period of one year following the date of grant. Upon becoming a director (other than through re-election), the non-employee director shall automatically be granted, upon the first day of service as a director, such number of restricted stock units as have a value equal to the portion of $100,000 which is equivalent to the fraction of a year between the first date of service and the first April 30 thereafter.


NOTES TO SCHEDULE OF COMPENSATION FOR NON-MANAGEMENT DIRECTORS:

         The Board of Directors determined, on March 11, 2004, that the only compensation to be paid for participation in executive sessions of the non-management directors shall be a fee of $1,200 for attending an executive session of the non-management directors which is held on a day on which a Board meeting is not held. Retainers shall not otherwise be paid to the coordinating director or other participants for these activities.